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                                                                    Exhibit 23.2
                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of Renaissance Worldwide, Inc., on Form S-8, of our report dated February 14, 1997, except for Note 3 as to which the date is September 30, 1997, and Note 11, as to which the date is November 26, 1997, on our audits of the consolidated financial statements of The Hunter Group, Inc. and Subsidiaries as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, appearing in the current report on Form 8-K of Renaissance Worldwide, Inc. filed with the Securities and Exchange Commission on December 11, 1997.

/s/ Coopers & Lybrand L.L.P.


Baltimore, Maryland
January 13, 1998